Exhibit 5.1

[Goodwin Procter LLP Letterhead]

June 17, 2008

AVANT Immunotherapeutics, Inc.

119 Fourth Avenue

Needham, MA  02494

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 2,946,914 shares (the “Shares”) of AVANT Immunotherapeutics, Inc. (the “Company”) Common Stock, $.001 par value per share (“Common Stock”), that may be issued in the following amounts: (i) 1,500,000 shares upon the exercise of options issued under the Company’s 2008 Stock Option and Incentive Plan (the “AVANT Plan”), and (ii) 1,446,914 shares of Company Common Stock that may be issued upon the exercise of options issued under Celldex Therapeutics, Inc’s 2005 Equity Incentive Plan (the “Celldex Plan”), which options were assumed by the Company in connection with an Agreement and Plan of Merger, dated October 19, 2007, by and among the Company, Callisto Merger Corporation and Celldex Therapeutics, Inc.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.   We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution ).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP